EXHIBIT 99.1



FOR FURTHER INFORMATION:

AT THE COMPANY:                                     AT FINANCIAL RELATIONS BOARD
--------------                                      ----------------------------
Bob Ende                             General Info:  Marilynn Meek (212) 445-8451
Senior Vice President - Finance Investor Info: Susan Garland (212) 445-8458 COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
May 6, 2004

            COMFORCE CORPORATION ANNOUNCES FIRST QUARTER 2004 RESULTS
                   Revenues Increase 26.3% Over Previous Year

Woodbury, NY - May 6, 2004 - COMFORCE Corporation (ASE: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its first quarter ended March 28, 2004. Revenues for the quarter were $107.4 million, up 26.3% from $85.1 million in the same quarter last year. (The Company has reported the results from the sale of the customer premise equipment services niche of its Telecom operations previously announced in March 2004 as discontinued operations for the three months ended March 28, 2004 and it has reclassified the three months ended March 30, 2003.) Sequentially, revenues grew 4.5%, compared to revenues of $102.8 million for the fourth quarter of 2003. The improvement in revenues was primarily due to continued growth in PRO Unlimited, which had an increase in revenue of 36.9% over the prior year's first quarter. The Company also experienced growth in certain sectors of Staff Augmentation. Technical Services, which includes Government Staffing was up 23.9%. At the same time, Financial Outsourcing Services revenues improved 18.4% over first quarter 2003.

     Gross profit for the first quarter of 2004 was $16.4 million, or 15.3% of sales, compared to $14.6 million or 17.1% of sales in the first quarter of 2003. Operating income for the first quarter was $2.7 million compared to operating income of $2.9 million in the first quarter of 2003.

     As a percentage of sales, operating income for first quarter of 2004 was 2.6% compared to 3.4% for the first quarter of 2003. Excluding the $1.6 million insurance recovery recorded in the first quarter of 2003, operating income as a percentage of sales was 1.5% for the first quarter of 2003. The higher operating percentage was due to lower general and administration expenses as a percentage of sales.

     As previously announced, in the first quarter of 2004 the Company repurchased $13.5 million principal amount of Senior Notes resulting in a gain on debt extinguishment for the Company of $2.0 million. Including these most recent purchases, since June 2000 the Company has reduced its public debt from $138.8 million to $69.0 million. As a result, COMFORCE has reduced its annual interest expense by approximately $7.0 million, including by borrowing at the lower rates available under its bank credit facilities to effectuate repurchases and by exchanging preferred equity and lower interest rate convertible notes for this public debt.

     The Company recorded income from continuing operations before income taxes for the first quarter of 2004 of $1.5 million, compared to $7.4 million in the first quarter of 2003. Income before income taxes recorded for the first quarter of 2003 was principally the result of the gain on debt extinguishment of $7.8 million and the insurance recovery referenced above. The income before income taxes recorded for the first quarter of 2004 included the gain on debt extinguishment of $2.0 million. The Company recognized a tax provision of $713,000 in the first quarter of 2004 and a tax provision of $3.2 million in the first quarter of 2003.

     The Company reported net income of $787,000, or $0.04 per basic and $0.03 per diluted share for the first quarter of 2004, compared to net income of $4.2 million or $0.25 per basic and $0.15 per diluted share for the first quarter of 2003.

Comments from Management

     John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "We are particularly pleased with our first quarter performance, given that it has traditionally been our slowest quarter in terms of revenue. PRO Unlimited continued to post strong revenue growth and was primarily responsible for our overall improved revenue performance both year over year and sequentially. At the same time, our Staff Augmentation segment posted impressive sales growth, up 15.7% over last year's first quarter. The primary reason for increased sales in this segment was due to increased demand in government staffing and call center operations.

     "We continue to be most enthusiastic about PRO Unlimited. PRO's unparalleled expertise in human capital management services separates it from its competitors as one of the recognized leaders. We expect to see continued growth in this sector.

     "As I mentioned last quarter we are also putting our energy into what we believe represents the strongest growth opportunities for COMFORCE -- RightSourcing Vendor Management Services within Healthcare Support Services, Government Staffing and Call Centers. In addition to these areas, we are excited about the opportunities that we have in the staffing of Sarbanes-Oxley specialists. As you are aware, publicly traded companies are continuing to deal with both understanding and complying with the various rulings that have come out of the Sarbanes-Oxley Act of 2002. All of these areas have the greatest needs and we are enthusiastic about our ability to continue to grow each of these sectors.

     "Looking at our second quarter, our current run rates are tracking slightly better than first quarter of this year.

     "At the same time, we will continue to prudently invest in our business in order to gain market share in the improving economic environment."

     COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on May 6, 2004. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for reply.

About COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Travel Nurses Unlimited and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has forty (40) offices nationwide.

          To view the Company's web page visit http://www.comforce.com

Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: weakness in job growth or renewed economic malaise generally or in key industries served by the Company, such as aircraft manufacturing and information technology, a reduction in government spending in key sectors served by the Company, or a reduction in the demand for outsourcing services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the recent effectiveness of new accounting rules will heighten the standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $74.0 million in 2002 and $28.0 million in 2003), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 28, 2003 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.

                           -Financial Tables Follow -

                     COMFORCE CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Operations
                   (in thousands, except per share amounts)
                                  (unaudited)

                                                                                          Three Months Ended
                                                                                     March 28,         March 30,
                                                                                       2004            2003 (1)
                                                                                ----------------    --------------

Revenue:
    Net sales of services                                                          $   107,441      $    85,087
                                                                                ----------------    --------------
Costs and expenses:
    Cost of services                                                                    91,000           70,504
    Selling, general and administrative expenses                                        12,668           10,656
    Depreciation and amortization                                                        1,029            1,045
                                                                                ----------------    --------------
          Total costs and expenses                                                     104,697           82,205
                                                                                ----------------    --------------
Operating income                                                                         2,744            2,882

Other income (expense):
    Interest expense                                                                    (3,156)          (3,691)
    Gain on debt extinguishment                                                          1,971            7,791
    Other (expense) income, net                                                            (42)             374
                                                                                ----------------    --------------
                                                                                        (1,227)           4,474

Income from continuing operations before income taxes                                    1,517            7,356
Provision for income taxes                                                                 713            3,203
                                                                                ----------------    --------------
          Income from continuing operations                                                804            4,153
                                                                                ----------------    --------------
    (Loss) income from discontinued operations, net of tax benefit
       of $16 in 2004 and tax provision of $24 in 2003                                     (17)              32
                                                                                ----------------    --------------

          Net Income                                                            $          787      $     4,185
                                                                                ----------------    --------------
Dividends on preferred stock                                                               125               50
                                                                                ----------------    --------------
         Income available to common
            stockholders                                                        $          662      $     4,135
                                                                                ================    ==============
Basic income per common share:

    Income from continuing operations                                           $         0.04      $      0.25
    Loss on discontinued operations                                                      (0.00)            0.00
                                                                                ----------------    --------------
    Net income                                                                  $         0.04      $      0.25
                                                                                ================    ==============
Diluted income per common share:
    Income from continuing operations                                           $         0.03      $      0.15
    Loss on discontinued operations                                                      (0.00)            0.00
                                                                                ----------------    --------------
    Net income                                                                  $         0.03      $      0.15
                                                                                ================    ==============
Weighted average common shares outstanding, basic                                       16,659           16,659
                                                                                ================    ==============
Weighted average common shares outstanding, diluted                                     28,381           27,716
                                                                                ================    ==============

(1) Historical results have been reclassified to reflect the sale of the customer premise equipment services niche as discontinued operations.


                     COMFORCE CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets
              (in thousands, except share and per share amounts)

                                                                                     March 28,       December 28,
     Assets                                                                            2004             2003
                                                                                ----------------    --------------
Current assets:
    Cash and cash equivalents                                                   $        3,223               7,598
    Accounts receivable, net                                                            54,167              52,378
    Funding and service fees receivable, net                                            22,963              23,726
    Prepaid expenses and other current assets                                            4,181               4,026
    Net assets held for sale                                                             1,156                   -
    Deferred income taxes, net                                                           1,733               1,733
                                                                                ----------------    --------------
                 Total current assets                                                   87,423              89,461

Deferred income taxes, net                                                               1,695               1,695
Property and equipment, net                                                              7,701               8,499
Intangible assets, net                                                                     115                 132
Goodwill, net                                                                           32,073              32,242
Deferred financing costs, net                                                            1,926               2,284
                                                                                ----------------    --------------
                 Total assets                                                   $      130,933             134,313
                                                                                ================    ==============

                     Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                                            $        1,610               2,757
    Accrued expenses                                                                    47,751              42,127
                                                                                ----------------    --------------
                 Total current liabilities                                              49,361              44,884

Long-term debt                                                                         119,373             127,960
Other liabilities                                                                           45                  93
                                                                                ----------------    --------------
                 Total liabilities                                                     168,779             172,937
                                                                                ----------------    --------------
Commitments and contingencies

Stockholders' deficit:
    Common stock, $.01 par value; 100,000,000 shares authorized,
      16,659,402 and 16,659,397 shares issued and
      outstanding at March 28, 2004 and December 28, 2003, respectively                    167                 167
    Preferred stock                                                                      4,817               4,817
    Additional paid-in capital                                                          50,501              50,501
    Accumulated other comprehensive income                                                  67                  76
    Accumulated deficit                                                                (93,398)            (94,185)
                                                                                ----------------    --------------
                 Total stockholders' deficit                                           (37,846)            (38,624)
                                                                                ----------------    --------------
                 Total liabilities and stockholders' deficit                    $      130,933             134,313
                                                                                ================    ==============
